EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share

                    For the Three Month             For the Six Month
                    Period Ended June 30,          Period Ended June 30,
                       1999        1998            1999          1998
Basic Earnings Per
 Common Share:

Net Income           $   980     $   818         $ 1,595       $ 1,710

Weighted average
shares outstanding     1,891       1,978           1,912         1,980

Earnings
 Per Common Share    $   .52     $   .41         $   .83       $   .86



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                                                                  EXHIBIT 11
                              BellSouth Corporation
                  Computation of Earnings Per Share (continued)

                              For the Three Month         For the Six Month
                              Period Ended June 30,      Period Ended June 30,
                              1999          1998          1999            1998
Diluted Earnings
 Per Common Share:

Net Income                     $   980       $   818       $ 1,595      $ 1,710

Weighted average shares
outstanding                      1,891         1,978         1,912        1,980


Incremental shares from
assumed exercise of
stock options and payment of
performance share awards            18            12            18           12


Total Shares                     1,909         1,990         1,930        1,992

Earnings Per Common Share      $   .51       $   .41       $   .83      $   .86